Exhibit 99.1

WHEREAS, the common stock of FuelCell Energy Inc.(the “Company”) is listed on the NASDAQ Stock Market; and

WHEREAS, the NASDAQ Stock Market has adopted rules and regulations that, among other things, require all securities listed on the NASDAQ Stock Market to be eligible for listing and transfer through the Direct Registration System (“DRS”); and

WHEREAS, Section 4.1 of the Company’s By-Laws provides that each stockholder shall receive a certificate representing the number of shares of capital stock of the Company;

NOW, THEREFORE, BE IT RESOLVED, that Section 4.1 of the Company’s By-Laws be, and it hereby is, amended to read in its entirely as follows:

Section 4.1. Stock Certificates. The shares of the corporation shall be evidenced by certificates in such form as the board of directors of the corporation may from time to time prescribe; provided that the board may provide by resolution or resolutions that some or all of any or all classes or series of stock of the corporation shall be uncertificated shares. Notwithstanding the foregoing, each holder of uncertificated shares shall be entitled, upon request, to a certificate representing such shares. Shares represented by certificates shall be numbered and registered in a share register as they are issued. Share certificates shall exhibit the name of the registered holder and the number and class of shares and the series, if any, represented thereby and the par value of each share or a statement that such shares are without par value, as the case may be. Except as otherwise provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificated shares of the same class and series shall be identical.

Each certificate shall be signed by the chairman or president or vice-president and treasurer or assistant treasurer or the secretary or assistant secretary or such other officers designated by the board of directors from time to time as permitted by law, and shall bear the seal of the corporation. The corporate seal and any or all of the signatures or corporation officers may be facsimile if the stock certificate is manually counter-signed by an authorized person on behalf of a transfer agent or registrar other than the corporation or its employee. If an officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed on, a certificate shall have ceased to be such before the certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the time of its issue.

NOW, THEREFORE, BE IT FURTHER RESOLVED, that the following sentence be, and it hereby is, added to the end of Section 4.2 of the Company’s By-Laws:

Upon receipt of proper transfer instructions from the holder of uncertificated shares, the corporation shall cancel such uncertificated shares and issue new equivalent uncertificated shares, or, upon such holder’s request, certificated shares, to the person entitled thereto, and record the transaction upon its books.

NOW, THEREFORE, BE IT FURTHER RESOLVED, that Section 4.1 of the Company’s By-Laws and Section 158 of the Delaware General Corporation Law authorize the Board of Directors of the Company to provide that some or all of the shares of the Company’s common stock will be issued as uncertificated shares;

NOW, THEREFORE, BE IT FURTHER RESOLVED, that some or all of the common stock of the Company shall be issued as uncertificated shares; provided that, the foregoing resolution shall not apply to any shares of common stock of the Company heretofore represented by physical stock certificates until the certificate representing such shares is surrendered to the Company.